                         [Citadel Engineering Ltd Letterhead]


March 5, 1998


MSR Exploration Ltd.                                              File No. 5352
1619 Pennsylvania Avenue
Fort Worth, Texas
U.S.A. 76104

ATTENTION: MR. THOMAS F. DARDEN, CHAIRMAN AND C.E.O.
----------------------------------------------------

Gentlemen:

In accordance with your authorization, Citadel Engineering Ltd. has appraised the petroleum natural gas reserves and prospective land holdings owned by MSR Exploration Ltd. (referred to as the "Company" herein). This report has been prepared for submission to the Securities Commission. The effective date of this report is January 1, 1998. Reserves and associated economics on a constant dollar basis, are summarized as follows:

                                       TABLE A
                                 TOTAL U.S. RESERVES
                     NET TO APPRAISED INTEREST (CONSTANT DOLLARS)
                       CASHFLOW IN THOUSANDS OF DOLLARS (U.S.)

                           W.I.O.              NET                                 DISCOUNTED
                     -----------------   -----------------             ----------------------------------
ROCKY MOUNTAIN         OIL      GAS        OIL     GAS
REGION (4)            MSTB    MMSCF(2)    MSTB    MMSCF(2)   UNDISC.    10%       12%      15%      20%
Proved
Producing             4,153     2,450     3,689     2,114     33,396   13,852   12,435    10,813    8,936

Proved Developed
(NonProducing)          703     8,370       589     7,142     16,631    7,852    7,037     6,063    4,881

Proved
Undeveloped           5,536     6,390     4,955     5,492     44,992   18,630   16,150    13,210    9,720

Probable (3)          6,703     4,500     6,054     3,862     44,704   13,372   11,007     8,369    5,496

Land (Acres)                  (17,192)                           480      480      480       480      480

TOTAL ROCKY
MOUNTAIN             17,095    21,710    15,287    18,610    140,203   54,186   47,109    38,935   29,513

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Page 2
MSR Exploration Ltd.
March 5, 1998

                                                               TABLE B
                                            NET TO APPRAISED INTEREST (CONSTANT DOLLARS)
                                               CASHFLOW IN THOUSANDS OF DOLLARS (U.S.)


                               W.I.O.               NET                                   DISCOUNTED
                       -------------------    ------------------              --------------------------------
EASTERN SHELF
UP.TEXAS GULF           OIL         GAS         OIL       GAS
COAST (4)              MSTB(1)    MMSCF(2)    MSTB(1)   MMSCF(2)    UNDISC.    10%      12%      15%      20%
Proved
Producing                 351       6,113        287      4,956     11,398    7,744    7,291    6,710    5,942

Proved Undeveloped        130         120        108         99        584      146      101       49      -11

Probable (3)              295         165        243        136      1,422      543      440      313      157
TOTAL
PERMAIN BASIN             776       6,398        638      5,191     13,404    8,433    7,832    7,072    6,088


                                                               TABLE C
                                                       TOTAL CANADIAN RESERVES
                                            NET TO APPRAISED INTEREST (CONSTANT DOLLARS)
                                               CASHFLOW IN THOUSANDS OF DOLLARS (CDN.)
                               W.I.O.               NET                                   DISCOUNTED
                       -------------------    ------------------              --------------------------------
Canadian                  OIL        GAS         OIL       GAS
REGION (4)              MSTB(1)    MMSCF(2)    MSTB(1)   MMSCF(2)    UNDISC.    10%      12%      15%      20%
Proved
Producing                   3         296          3        268        412      270      252      228      198

Proved Developed
(NonProducing)             31       1,109         22        940      1,285      552      486      408      316

Proved
Undeveloped                 7         248          5        208        271      108       93       74       52

Land (Acres)                                    (107)                    3        3        3        3        3

TOTAL ($CDN)               41       1,653         30      1,416      1,971      933      834      713      569

TOTAL
(CAN) ($US) (5)            41       1,653         30      1,416      1,360      644      576      492      393

GRAND TOTAL $(U.S.)    17,912      29,761     15,955     25,217    154,967   63,262   55,517   46,499   35,994


     Notes: (1)  Oil volume and cash flow includes NGL's and condensates.

Page 3
MSR Exploration Ltd.
March 5, 1998


     (2)  Sales gas volume measured at 14.65 psia and 60DEG. F.

     (3) It is Citadel's opinion that the probable additional reserves and associated economics herein would be subject to a weighted average risk factor of 50.0 percent. The economic and reserve values shown have been adjusted for this 50.0 percent risk.

     (4) The Rocky Mountain Region encompasses Montana & North Dakota; the Eastern Shelf, Upper Texas Gulf Coast Region includes the Wilcox Field and the Winters Capps Field, Texas, and the Canadian Region encompasses fields in Alberta and British Columbia.

     (5) The Canadian Region economic projections have been converted to $U.S. utilizing a factor of 0.6901$U.S./1.0$Cdn.

     (6) The values quoted herein do not necessarily represent fair-market-value.

Working Interest Ownership (W.I.O.) means those reserves accruing to the Company after deduction of all working interests, but before deduction of all overriding and lessor royalties and before Crown royalties. Net reserves as used herein mean those reserves accruing to the Company after deduction of all outside working interests, overriding, freehold and lessor royalties and Crown royalties. The net cash flow forecasts are after direct lifting costs, normal allocated overhead and future investments, and after State Taxes, but before income taxes. Crown royalties in the provinces of Alberta and British Columbia, as applicable to petroleum and natural gas, as revised from time to time, have also been utilized. The values assigned the individual prospective acreage blocks are based upon recent land auction prices effected in the respective areas, known local and regional geological features and exploration activities. Accordingly, prospective land values as quoted herein should be regarded as valid on a current basis only. In view of the fact that the majority of the properties studied herein are on production, depletion analysis was employed to estimate remaining reserves.

In accordance with the financial institution Regulations, prices, operating and capital costs utilized herein were not escalated. The product prices used in the report are summarized on Table 2. These price forecasts were based upon product prices January 2, 1998. Political and economic uncertainties domestically and internationally may result in prices different from those used in the report. Operating costs are summarized on Table 3. Capital costs for future well workovers and eventual well abandonment have been included in the economics herein and are summarized on Table 4.

Estimates of reserves and production forecasts were prepared on the basis of prevailing conditions, and generally accepted engineering methods. Although these estimates are considered reasonable, future performance may vary from the forecasts presented herein and may justify either an increase or decrease in the reserves.

In 1997, the Company acquired the Montana Properties of Mercury Exploration Company. These properties were purchased by Mercury in a 1995 acquisition from Union Oil Company of California (UNOCAL). As with the current MSR production, the majority of the properties purchased are currently on production, and are considered relatively mature production. There is, however, development potential on several of the locations. With this in mind, the Company is currently conducting an extensive geological evaluation of the entire area, with the emphasis on accurately delineating the known productive zones, in an effort to maximize both drilling and production efforts. The Company is also conducting fairly extensive workover operations on the producing properties in an effort to partially arrest the current decline rate.

Page 4
MSR Exploration Ltd.
March 5, 1998


All working and royalty interests and other factual data concerning land ownership used in the preparation of this report have been accepted as represented by the Company. Citadel Engineering Ltd. has not verified ownership of the properties studied herein by virtue of a title search. All basic reserve data, economic parameters, including price and cash flow projections have been based upon the personal interpretation of Citadel Engineering Ltd. staff members and represent their opinion. As Citadel Engineering Ltd. has not been apprised of internal costs, economic projections do not include general and administration costs (G&A) or capital costs other than lease related capital expenditures. All basic data employed to derive the values quoted herein is kept in our permanent files and will be made available to you upon request.

It has been a pleasure to prepare this report and the opportunity to be of service is appreciated. At such time as you wish to discuss the report in detail, we would be pleased to do so.


                                             /s/ P.E. Douglas
Yours very truly,                      Per: P.E. DOUGLAS, C.E.T.

CITADEL ENGINEERING LTD.



     /s/ E. P. Webb                          /s/ L.E. Webb
Per: E.P. Webb, P. Eng.                Per: L.E. Webb, P. Eng.

                         COMPANY CERTIFICATE OF QUALIFICATION


This is to certify that:

(1) Citadel Engineering Ltd., with offices located at Suite 1000, SunLife Plaza II, 140 - 4th Avenue S.W., Calgary, Alberta, Canada, prepared an appraisal report on petroleum and natural gas reserves and prospective land holdings dated March 5, 1998 (effective date January 1, 1998) for MSR Exploration Ltd.

(2) Citadel Engineering Ltd. is a company of consulting petroleum engineers engaged in the appraisal and supervision of petroleum and natural gas properties.

(3) A field inspection of the company's equipment and wells was not conducted as it was not considered to have a significant impact on the overall appraisal. Basic data utilized in the appraisal was derived from Company files, Citadel Engineering files, applicable Regulatory Authority data systems and contract data base systems and was personally inspected by the authors of this report. Reserves and economic projections are based upon the author's interpretation of the data and represents their opinion.

(4) Citadel Engineering Ltd. does not have any interest directly or indirectly, nor do they expect to receive an interest directly or indirectly, in any of the properties or securities owned or issued by MSR Exploration Ltd., their personnel, associates and/or any affiliates thereof.

(5)  The properties studied in this report are located in Canada and the U.S.A.



                                       CITADEL ENGINEERING LTD.


                                       /s/ E.P. WEBB
                                       E.P. WEBB, P. Eng.
                                       President




Calgary, Alberta
January 1, 1998